Exhibit 99.1

LianDi Clean Technology Inc. Reports Financial Results for First Fiscal Quarter of 2011

•	Q1 revenue increased 27.7% to $9.2 million
•	Q1 gross margins improved 1540 basis points to 43.4%
•	Q1 net income increased 156.1% to $3.4 million
•	Q1 adjusted EPS (Diluted) of $0.09 vs. $0.05
•	Company reaffirms FY2011 guidance of $117 million in revenue and net income of $24.6 million
•	Company senior executives meet in Houston with senior executives of DeltaValve to negotiate final agreement

BEIJING – August 16, 2010 – LianDi Clean Technology Inc. (OTC BB: LNDT), (“LianDi” or the “Company”), a leading provider of clean technology, downstream flow equipment, engineering services and software to China’s leading petroleum and petrochemical companies, today announced financial results for the first fiscal quarter ended June 30, 2010.

SUMMARY FINANCIALS

First Quarter 2011 Results (USD) (unaudited)
(three months ended June 30)	Q1 2011	Q1 2010	CHANGE
Sales	$9.2 million	$7.2 million	+27.7%
Gross Profit	$4.0 million	$2.0 million	+98.2%
GAAP Net Income (Available to Common Stockholders)	$1.8 million	$1.3 million	+33.3%
Adjusted Net Income (Available to Common Stockholders)	$2.9 million (1)	$1.3 million	+119.0%
GAAP EPS (Diluted)	$0.06	$0.05	+20.0%
Adjusted EPS (Diluted)	$0.09	$0.05	+80.0%
(1) Adjusted net income available to common stockholders and EPS for Q1 2011 excludes a $1.1 million deemed dividend related to preferred stock issued in the February 26, 2010 private placement.

First Quarter FY2011 Results

For the first fiscal quarter ended June 30, 2010, the Company reported revenue of $9.2 million, an increase of 27.7% compared to revenue of $7.2 million generated in the same period of fiscal year 2010. Growth was driven by a 300% year-over-year increase in sales of our software sets, which totaled $2.8 million for the first quarter of 2011. During the first quarter the Company performed equipment delivery and installation work on seven projects for customers.

Cost of goods sold for the quarter ended June 30, 2010 was approximately $5.2 million, which was nearly equal to the year ago period. Gross profit was $4.0 million and gross margins were 43.4% for the quarter ended June 30, 2010, compared to $2.0 million in gross profit and gross margins of 28.0% during the first quarter of fiscal 2010. The year-over-year increases in gross profit and margins were primarily due increased software sales, which typically carry 85%-90% gross margins compared to 15%-25% gross margins for equipment delivery and installations.

Operating expenses for the quarter ended June 30, 2010, were approximately $0.7 million, compared to $0.6 million in the same period in 2009. Selling expenses in the first quarter of fiscal 2011 were $0.1 million compared to $0.3 million in the first fiscal quarter of 2010. General and administrative expenses in the first quarter of fiscal 2011 were $0.5 million compared to $0.3 million in the first fiscal quarter of 2010 due primarily to $0.16 million related to higher legal, printing and accounting fees related to public company reporting, which we did not have last year.

GAAP net income available to common stockholders for the first quarter of 2011 totaled $1.8 million. Adjusted net income available to common stockholders for the first quarter of fiscal 2011, excluding a $1.1 million deemed preferred stock dividend was approximately $2.9 million, or $0.09 per diluted share based on weighted average shares outstanding of 37.2 million, compared to $1.3 million, or $0.05 per diluted share based on weighted average shares outstanding of 27.4 million.

Mr. Jianzhong Zuo, Chairman, Chief Executive Officer and President of the Company said, “my team recently traveled to Houston to meet with DeltaValve executives, and we expect a final, comprehensive agreement to be executed by the end of the year.”

“We are optimistic about meeting our 2011 fiscal year guidance, as reflected in the significant increase in our signed contracts and order backlog. Our performance during the first quarter of fiscal year 2011 reflects our ability to successfully service the needs of our petroleum and petrochemical based customers located throughout China. As the industry continues its growth trend, LianDi’s products, technical services and optimization software allow companies to produce, distribute and handle petroleum based products more efficiently and in ways that are safer for the environment.”

 “We are currently advancing several large development projects which will drive future incremental revenue growth. In addition, we are making further progress with our DeltaValve initiative focused on building and installing unheading units used in the delayed coking process, which will be the first of their kind in China.

Balance Sheet and Cash Flow

As of June 30, 2010, the Company had cash and cash equivalents of $48.9 million, compared to $8.4 million at June 30, 2009.  The increase in the Company’s cash position in part reflects net proceeds from a $27.6 private placement completed by the Company on February 26, 2010, The Company had total stockholders’ equity of $48.7 million at June 30, 2010, with total assets of $77.9 million compared to total liabilities of $14.4 million. The current ratio was 5.0 with working capital of $58.2 million on June 30, 2010.  Cash outflow from operations was $3.8 million.

Fiscal year 2011 Guidance

For fiscal year 2011 management reaffirmed revenue guidance of $117 million, representing year-over-year growth of 50.6% over fiscal 2010, and net income guidance of approximately $24.6 million for fiscal year 2011, representing year-over-year growth of approximately 58.7%. Management expects software sales to contribute 8 to 10% of total revenues for fiscal year 2011.

We had 34 contracts with an aggregate value of $60.3 million in our backlog at June 30, 2010, representing a 100% and 82% increase year-over-year, respectively.

About LianDi Clean Technology Inc.

LianDi was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through its four operating subsidiaries, Hua Shen Trading (International) Ltd., Petrochemical Engineering Ltd., Bright Flow Control Ltd. and Beijing JianXin Petrochemical Engineering Ltd., the Company distributes a wide range of customized valves and equipment and provides associated value-added technical and integration service. The Company also develops and markets proprietary optimization software for the polymerization process. In addition, LianDi is focused on the large, rapidly growing, clean technology market for oil refineries. This market is expected to benefit from favorable Chinese government policies, including tax benefits and other incentives.

About Non-GAAP Financial Measures

To supplement the unaudited condensed consolidated statement of income and comprehensive income presented in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP"), we also provided non-GAAP measures of net income available to common stockholders and the basic and diluted earnings per shares for the three months ended June 30, 2010, which are adjusted from results based on GAAP to exclude the non-cash charges recorded, which related to the escrow share arrangement allocated to the Series A preferred stock, treated as deemed dividend, an deduction of net income available to common stockholders in conjunction to the private placement we consummated on February 26, 2010.  The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  We use both GAAP and non-GAAP information in evaluating and operating business internally and therefore deems it important to provide all of this information to investors.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of LianDi and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the proceeds from the private placement on the Company's short term business and operations; the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov )

For more information, please contact:

Investor Relations:
     HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

-- Financial Tables Follow –

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	March 31,
	2010	2010
	(US $)	(US $)
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$48,855,538	$59,238,428
Restricted cash	4,422,730	2,964,864
Accounts receivable, net of $nil allowance	388,654	2,295,231
Deferred costs of revenue	1,166,007	1,168,025
Inventories	18,921	30,103
Prepaid expenses and deposits	9,280,700	657,257
Other receivables, net of $nil allowance	8,467,227	3,416,284
Pledged trading securities	11,562	11,592
Total current assets	72,611,339	69,781,784

Other Assets
Property and equipment, net	197,564	151,660
Intangible assets, net	5,082,839	5,192,738
	$77,891,742	$75,126,182

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,787	$11,926
Deferred revenue	1,312,069	2,481,771
Other payables and accrued expenses	4,226,073	3,496,612
Provision for income tax	59,608	59,763
Due to shareholders	8,096,253.00	8,461,161
Preferred stock dividend payable	678,719	184,820
Total current liabilities	14,387,509	14,696,053

Total liabilities	14,387,509	14,696,053

Commitments and contingencies

8% Series A contingently redeemable convertible preferred stock (25,000,000 shares authorized; par value: $0.001 per share; 6,886,078 and 7,086,078 shares issued and outstanding, respectively; aggregate liquidation preference amount: $24,779,992 and $24,986,093, including accrued but unpaid dividend of $678,719 and $184,820 at June 30, 2010 and March 31, 2010, respectively)	14,804,724	14,059,018

Stockholders’ equity:
Common stock (par value: $0.001 per share; 50,000,000 shares authorized; 29,558,772 and 29,358,772 shares issued and outstanding, respectively)	29,559	29,359
Additional paid-in capital	20,288,539	19,891,932
Statutory reserves	1,138,733	1,138,733
Retained earnings	27,022,628	25,245,926
Accumulated other comprehensive income	220,050	65,161
Total stockholders’ equity	48,699,509	46,371,111

	$77,891,742	$75,126,182

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the three Months Ended June
	2010	2009
	(US $)	(US $)
	(Unaudited)	(Unaudited)
NET REVENUE
Sales and installation of equipment	$6,349,134	$6,444,675
Sales of software	2,805,799	700,788
Services	3,101	23,373
	$9,158,034	$7,168,836
Cost of revenue
Cost of equipment sold	(5,031,416)	(5,013,057)
Amortization of intangibles	(149,484)	(149,343)
	(5,180,900)	(5,162,400)

Gross profit	3,977,134	2,006,436
Operating expenses
Selling expenses	(140,942)	(275,650)
General and administrative expenses	(546,373)	(316,004)
Research and development expenses	(59,310)	(9,081)
Total operating expenses	(746,625)	(600,735)

Income from operations	3,230,509	1,405,701

Other income (expenses), net:
Interest income	26,014	11,276
Interest and bank charges	(145,631)	(132,430)
Exchange gains (losses),net	(69,768)	(91,887)
Value added tax refund	369,183	122,638
Others	2,807	18,495
Total other income (expenses),net	182,605	(71,908)

Income before income tax expense	3,413,114	1,333,793
Income tax expense	-	(817)
Net income	$3,413,114	$1,332,976

Net income	$3,413,114	$1,332,976
Preferred stock deemed dividend	$1,142,513)	-
Preferred stock dividend	(493,899)	-
Net income available to common stockholders	$1,776,702	$1,332,976

Comprehensive income:
Net income	$3,413,114	$1,332,976
Other comprehensive income
Foreign currency translation adjustment	154,889	9,561.00
Comprehensive income	$3,568,003	$1,342,537

Earnings per share
Earnings per common share
Basic	$0.06	$0.05
Diluted	$0.06	$0.05

Weighted average number of common shares outstanding:
Basic	29,369,761	27,354,480
Diluted	30,113,633	27,354,480

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the three months ended June 30,
	2010	2009
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$3,413,114	$1,332,976
Adjustments for:
Depreciation of property and equipment	15,779	8,498
Amortization of intangible assets	151,976	146,751
Gain on short-term investments	-	(18,520)
Decrease (increase) in assets:
Accounts receivable	1,901,965	(4,616,084)
Inventories	11,111	19,567
Deferred costs, prepaid expenses and other current		52,554
assets	(8,866,674)
Increase (decrease) in liabilities:
Accounts payable	2,894	1,032,617
Deferred revenue and accruals	(425,027)	2,140,855
Provision for income tax	-	(36,383)
Net cash provided by (used in) operating activities	(3,794,862)	62,831

Cash flows from investing activities
Proceeds from sales of short-term investments	-	39,538
Purchase of property, plant and equipment	(61,282)	-
Purchase of intangible assets	(15,657)	-
Advance to other entities	(4,828,972)	(971,051)
Net cash used in investing activities	(4,905,911)	(931,513)
Cash flows from financing activities
(Repayment to) Advance from shareholders	(343,194)	5,113,733
Increase in restricted cash	(1,466,596)	(903,123)
Net cash provided by (used in) financing activities	(1,809,790)	4,210,610

Effect of foreign currency translation	127,673	13,203

Net (decrease) increase in cash and cash equivalents	(10,382,890)	3,355,131

Cash and cash equivalents, beginning of period	59,238,428	5,018,813
Cash and cash equivalents, end of period	$48,855,538	$8,373,944

Supplemental disclosure information

Cash paid for interests	$80,327	$114,846